SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC  20549

                          FORM 8-K

                      CURRENT REPORT
            Pursuant to Section 13 or 15(d) of
            The Securities Exchange Act of 1934

           Date of Report:  March 14, 1996
            (Date of earliest event reported)

                 LIDAK PHARMACEUTICALS
  (Exact name of registrant as specified in its charter)

                        CALIFORNIA
       (State or other jurisdiction of incorporation)

         0-18734                     33-0314804
(Commission File Number)           (IRS Employer
                                 Identification No.)

11077 North Torrey Pines Road, La Jolla, California 92037
    (Address of principal executive offices)     (Zip code)

                     (619) 558-0364
      (Registrants telephone number, including area code)

Item 5.  OTHER EVENTS

      On March 14, 1996, the Company announced the results of a preliminary review of two Phase 3 U.S. and Canadian clinical trials conducted jointly with its European licensee, Yamanouchi Europe B.V., of n-docosanol 10% cream (LIDAKOLTM) in the treatment of oral herpes. The double blind, placebo-controlled studies, in which patients were treated early in the course of oral herpes episodes, demonstrated that LIDAKOL had a very good safety profile and was well-tolerated. With regard to the primary study endpoint of healing time, the duration of cold sore lesions averaged 5 days in both the LIDAKOL and placebo-treated groups. The duration of oral herpes episodes among these early-treatment patients was significantly reduced, by 35% or more, as compared to the average duration of prior untreated episodes reported by these patients.

      In addition, in one of the studies LIDAKOL treatment resulted in a statistically significant benefit as compared to placebo in aborting the progression of oral herpes outbreaks to the vesicle, or blister, stage in patients who initiated treatment when they experienced redness as the early sign of an outbreak. Lesions were aborted in 76% (16 of 21 patients) of the LIDAKOL-treated patients versus 37% (7 of 19 patients) of the placebo-treated group.

      As a result of the outcome of the studies, the Company believes it will be required to conduct another clinical study before it can file for marketing approval by the FDA of LIDAKOL as an early-stage treatment of oral herpes. The additional clinical study will be designed to verify the possible anti-herpes activity of the control substance, and to demonstrate statistically significant reduction in healing time by LIDAKOL treatment versus an inactive placebo.

      The Company has sponsored three separate double-blind, placebo-controlled Phase 3 clinical studies of LIDAKOL in the United States and Canada. The results now being reported are from two of these studies in which a total of 648 immunocompetent patients initiated treatment early in an oral herpes episode (involving an initial sensation, redness, or a small bump, but not a blister). The third study conducted in 544 immunocompetent patients who initiated treatment at later stages of an episode (where blisters and/or ulcers had already appeared) has been concluded and the results are currently being analyzed.

                     SIGNATURES


          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                             LIDAK PHARMACEUTICALS

Date:  March 14, 1996     By:/s/Michael H. Lorber
                             -----------------------
                             Vice President/CFO & Secretary